Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Nobel Learning Communities, Inc

West Chester, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 12, 2006, except for note 6 which is as of September 10, 2007, relating to the consolidated financial statements of Nobel Learning Communities and our report dated September 12, 2006 relating to the schedule of Nobel Learning Communities, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Philadelphia, Pennsylvania

December 21, 2007